Corporate Presentation 11 th February 2022 Nasdaq : NMRD

Forward - Looking Statements This presentation includes forward - looking statements that are subject to many risks and uncertainties. These forward - looking statements, such as statements about Nemaura’s short - term and long - term growth strategies, can sometimes be identified by use of terms such as “intend,” “expect,” “plan,” “estimate,” “future,” “strive,” and similar words. These statements involve many risks and uncertainties that may cause actual results to differ from what may be expressed or implied in these statements. These risks are discussed in Nemaura’s filings with the Securities and Exchange Commission (the “Commission”), including the risks identified under the section captioned “Risk Factors” in Nemaura’s Annual Report on Form 10 - K filed with the Commission on June 29, 2021 as the same may be updated from time to time. Nemaura disclaims any obligation to update information contained in these forward - looking statements whether as a result of new information, future events, or otherwise.

Clinical Need… There are over 463 million people living with diabetes worldwide, and over $ 760 Billion was spent in the U . S . alone in 2019 for diabetes related healthcare expenditure 1 . The total addressable market exceeds $ 150 Billion 2 , 3 , 4 . Obesity and Diabetes are two of the major drivers of the chronic disease epidemic .

Why CGM? BGM Misses the full picture!

Nemaura’s Vision Lead in the Prevention, Management, & Reversal of Type 2 Diabetes using a low - cost, flexible, user - friendly device and digital ecosystem.

Our Approach ▪ Skin mounted (disposable) sensor & (non - disposable) transmitter. Glucose extracted to the surface of the skin ▪ Sensors use well established glucose Oxidase enzyme to convert glucose to an electric current signal ▪ Low energy Bluetooth sends this to the phone app every 5 minutes where it’s converted to a glucose value and viewed by the user. The information is used in various forms to educate and empower the user to improve health outcomes, (and not to make the user become ‘dependent’ on the technology).

Product Positioning sugarBEAT® CGM – Direct sales to consumers that wish to purchase sensors to measure glucose profiles on days they choose. www.sugarBEAT.com BEAT®diabetes Program: A diabetes management program based on subscription. Currently in Pilot and plan is to sell in to Corporates and Insurers. www.BEATdiabetes.Life MiBoKo ® Consumer Metabolic Health Program – Direct to Consumer sales to commence after Beta Phase (Beta was launched in October 2021). Plan is also to sell to employers and insurers globally, due to the low cost approach. www.Miboko.com

Product Positioning sugarBEAT® CGM sales through Licensee(s) – no further marketing spend required on Nemaura’s part thus minimizing cost of sales. Transmitter devices are sold at cost to the licensee (razorblade model) and the sensors at an agreed price of 12.50 Euros per box of 5 sensors in Europe and UK (falling to 10 Euros after first 12 months of market launch) and $20 per box of 5 sensors in the USA, for sale as part of a DuoPack with diabetes medications. The implications are that the sensors will be free of charge to the end user and cost covered by the reimbursement of the drug, thus potentially allowing for rapid market penetration. Anticipated cost of sensors is less than $1 each, on reaching larger scale manufacture. The names of the drugs have not been disclosed (the first of which will come off patent in Europe in Q4 2022, and in 2023 in the USA); the licensee has indicated that in three key EU territories plus the UK there are over 2.1 million prescriptions written for this category of drugs each month. Press release on DuoPack License: https://nemauramedical.com/nemaura - medical - announces - commercial - agreement - with - uk - licensee/

Product Positioning Miboko ® Consumer Metabolic Health Program – Direct to Employers and Insurers & Direct to consumer. What purpose does it serve? It builds on the rapidly growing self - care and preventative digital medicine category that both employers and insurers are more commonly embracing. What sets Nemaura apart? We have a unique sensor that allows an insight into one of the most fundamental functions of the human body: the ability to regulate blood glucose levels. Clinical evidence demonstrates that poor control over sugar levels is one of the causes of Dementia, Diabetes, Cardiovascular Complications as well as obesity. The Miboko has been designed to provide long term sustainable behavioral change through unique programs and the sensor technology at its core with a view to sustained long term better health.

Product Positioning - Competition What about the sensors that are currently being developed by competitors such as BioLinq , PK Vitality, Sano (acquired by One drop) etc., all of whom are using Microneedles coated with enzymes and polymers? Whilst academic papers and pilot humans studies have shown promising results there are some potentially insurmountable issues with Microneedles that are inserted in the skin and remain there for the duration of a sensing period (which may range from a day up to 5 days (as reported recently for BioLinq )).

Challenges: ▪ Keeping one needle in the skin is challenging, but when you have dozens of needles the challenge is multiplied. ▪ Needles have to stay in the skin to a given depth for the duration of sensing from 1 to 5 days. Generally keeping microneedles in the skin for more than a few hours is challenging unless the needles are >1mm in length, closer to 2mm. These are no longer micro and painful on insertion. ▪ Trauma and bruising have been reported as well as collagen induction leading to localized change in the skin surface. ▪ Poses an infection risk which is a greater risk in those with diabetes. Product Positioning - Competition

What about light based sensors being developed for various wrist worn devices? ▪ Light/optical based technologies have been in development for around 30 years without much success due to the lack of specificity and signal to noise issues as well as prohibitive device costs. ▪ To add to this there is another fundamental issue that could significantly limit their users, if successfully developed, in that in those people with darker skin tone and fatty skin i.e., obese people, the sensors would lose significant efficacy or accuracy. See links below for more. https://www.ncbi.nlm.nih.gov/pmc/articles/PMC8713672/ https://www.theverge.com/2022/1/21/22893133/apple - fitbit - heart - rate - sensor - skin - tone - obesity Product Positioning - Competition

sugarBEAT ® Regulatory Status ▪ CE Approved Class 2b Medical Device in Europe ▪ FDA PMA submitted and in review • FDA Bio - monitoring Division (BIMO) Audit conducted in December 2021 at Nemaura’s UK facility. A single 483 observation was issued. Company submitted a full and complete response to FDA in January 2022. • FDA Pre - market inspection covering FDA’s Quality System/Current Good Manufacturing Practice regulations for Medical Devices (21 CFR Part 820) scheduled for Q2 2022.

sugarBEAT ® Sales status UK ▪ UK: 200,000 Sensors ordered by licensee following soft launch success ▪ Delivered first batch of Transmitter devices in December 2021, with rolling bi - weekly/monthly delivery planned. ▪ Purchase order forecast for (approximately) a further 100,000 per month for the next 2 years, totaling over 2 million sensors. ▪ Licensee selling these based on a diabetes management subscription service.

sugarBEAT ® Outside - UK Planning direct to consumer launch of sugarBEAT outside of UK where CE approval is accepted, such as Europe and Middle East.

sugarBEAT ®

sugarBEAT ® Nemaura’s technology does not use Reverse iontophoresis . It is based on causing the skin to temporarily enhance its permeation using a microsystems based fabricated disposable patch, such that glucose diffuses through the skin at a constant rate during sensor use . The glucose is collected in a hydrogel on the sensor and it then reacts with the same type of enzyme based technology that Dexcom and Abbot ( Libre ) use . In other words it is a direct measurement of glucose from the interstitial fluid – the difference being that Abbot and Dexcom Measure this glucose in the interstitial fluid inside the skin tissue in the upper arm, whereas Nemaura cause the glucose to come to the surface of the skin in the upper arm so it can be harvested and measured .

sugarBEAT ® Testimonials My Sugar Watch offered me a needle - free blood glucose monitoring solution that’s non - invasive and easy to use. I didn’t even realize I had the My Sugar watch device on my arm as it is so lightweight. It gives me the assurance that my blood sugar reading is accurate, and I have access to my levels on my phone at all times. I was diagnosed with gestational diabetes, and I was informed by my healthcare professional that this may lead to a diagnosis of Type 2 diabetes in the future. Unfortunately, I was diagnosed with Type 2 diabetes after this and I have to manage this diagnosis all by myself and learn to control my blood glucose levels. Using My Sugar Watch has alerted me to changes in my blood glucose levels and helped me understand how these changes make an impact on my body and how I am feeling. To have this information at my fingertips gives me so much control to manage my diabetes. I have been a Type 2 diabetic for 10 years. I sporadically manage my blood sugar with a blood glucose monitoring device. I know that if not controlled or managed effectively I can have real highs and lows and not know when this will happen. I was wearing the My Sugar Watch device and it alerted me to the fact I was about to have a hypo before it happened. This alert enabled me to quickly balance my medication .

sugarBEAT ® Testimonials Example of Volunteer data compared with BGM and Invasive CGM Blue: Finger Prick BGM (Blood glucose meter) Red: Invasive CGM sugarBEAT® Raw data presented (prior to algorithmic conversion, demonstrating tight correlation)

Type 2 Diabetes prevention and management program launched in the U.S.

BEAT ® diabetes – 3 Components ▪ Weight loss program originally developed at the Joslin Diabetes Centre – over 12 years of clinical evidence (based on an in - clinic program, subsequently replicated using a virtual program). Sustained long term weight loss achieved without loss of muscle mass ▪ proBEAT Ρ Intermittent glucose profiling – using world’s first daily - wearable glucose sensor, developed in - house ▪ Coaching: digital 24/7 using app, and specialist 1 to 1 coaching

Miboko MIND BODY KONNECT A metabolic health program comprising an app and integrated glucose sensor

In essence: We have a unique sensor that allows an insight into one of the most fundamental functions of the human body: the ability to regulate blood glucose levels & thus the level of Insulin sensitivity or resistance . Clinical evidence demonstrates that poor control over sugar levels can be a cause of Dementia, Diabetes, Cardiovascular Complications as well as obesity.

Miboko : A Mass - Market Consumer Product Download the app and On - board Sensor measures metabolic health score Receive report and weekly targets Applicable to over 80 million people in the U.S. with prediabetes as well as general health - conscious individuals, and obesity market.

Miboko : Launch Update Marketing activities thus far: restricted mainly to low - key organic social media campaign. Over 5000 registrations during the first few weeks of BETA launch, with more than 60% conversion for on - boarding Large scale marketing campaign planned for 2022 which is intended to be driven by testimonials from Influencer community and direct to employers and insurers.

Miboko : Key Competition Noom: Over 50 million Subscribers, >$400m Revenues in 2020 5 Miboko USP: A holistic Metabolic health approach to weight loss and better health supported using our proprietary wearable sensor that gives an insight in to what’s really happening inside the body

Miboko : Key Competition What about other competition with programs using Invasive 10 - 14 day CGM? Invasive CGM’s require a prescription in the U.S. Skin trauma from Needle and/or adhesive Reports of pain when pulling sensor filament out of arm These factors make invasive sensors challenging for a consumer market Needle for inserting sensor

Miboko : Key Competition Bruising on Skin will make consumer uptake challenging: Example of bruising on skin from application of 6 invasive sensors over a 3 - 4 month period Whilst this is acceptable in the medical space, it poses significant challenges in the consumer space.

CONTINUOUS LACTATE MONITORING Assists in threshold maximization in performance athletes Early identification of tissue hypoperfusion or shock for aggressive early resuscitation of critically ill patients to improve the their chances of survival BODY TEMPERATURE MONITORING Gives a more accurate and large data set. For monitoring viral infections and lower limb blood circulation tracking the effectiveness of drugs Wearable temperature sensors market is expected to register a CAGR of 8.3% during the forecast period 2021 - 2026 6 Future Product Opportunities Leveraging the BEAT ® Technology A rich portfolio of additional products to complement existing offering and contribute to increased revenues

ALCOHOL MONITORING Support personal health goals and provide warnings prior to driving. Provide physicians with individual’s drinking habits. Prevention of progression - to - alcohol - related disease DRUG MONITORING Monitoring the impact of drugs and personalized treatment plan for patients. Global therapeutic drug monitoring device market to reach $3.37B by 2024 7 Future Product Opportunities Leveraging the BEAT ® Technology

The Team ▪ We are building a world class team ▪ So far includes senior level appointments, with experience from companies including: Dexcom, Lifescan , Abbvie , & Eli Lilly ▪ Hiring for Chief Marketing and Sales Officers – U.S. and EU

Intellectual Property ▪ IP consists of several Filed Patents and substantial know - how ▪ Two key sensor - related patents are not yet published, relating to novel device and composition

Summary ▪ CE Class 2b Medical Device Approval – and subsequent user testimonials and order for 200,000 sensors (from UK Licensee) and first batch delivery made in December 2021, leading the company to start recognizing revenues for for the first time in its corporate history. ▪ FDA PMA review in progress ▪ First mover advantage with the non - invasive sensor platform ▪ Simple Revenue generation models: Direct to consumer subscription services, direct sales to Corporates and Insurers. ▪ Highly Scalable business model with potential for rapid growth ▪ Cash balance over $22m (as of 31 st Jan 2022); last quarterly burn rate approx. $2m/ qtr (plus debt repayment).

References 1. https://www.idf.org/aboutdiabetes/what - is - diabetes/facts - figures.html 2. https://drug - dev.com/global - type - 2 - diabetes - market - set - to - almost - double - to - 58 - 7 - billion/ 3. https://www.prnewswire.com/news - releases/global - digital - diabetes - market - outlook - to - 2026 - a - 16 - billion - industry - opportunity - 300980794.html 4. https://www.absolutemarketsinsights.com/reports/global - Noninsulin - Therapies - for - Diabetes - Market - 2019 - 2027 - 259 5. https://www.bloomberg.com/news/articles/2021 - 05 - 25/weight - loss - app - noom - gets - 540 - million - in - silver - lake - led - round 6. https://www.mordorintelligence.com/industry - reports/global - wearable - temperature - sensors - market - industry 7. https://www.grandviewresearch.com/press - release/global - therapeutic - drug - monitoring - market